UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 16, 2012 (May 11, 2012)

THE SERVICEMASTER COMPANY

(Exact name of registrant as specified in its charter)

Delaware	1-14762	36-3858106
(State or other Jurisdiction	(Commission File Number)	(I.R.S Employer
of Incorporation)		Identification Number)

860 Ridge Lake Boulevard, Memphis, Tennessee	38120
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (901) 597-1400

Not Applicable

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.   Entry into a Material Definitive Agreement.

On May 11, 2012, ServiceMaster Consumer Services Limited Partnership (“ServiceMaster”), a subsidiary of The ServiceMaster Company (the “Company”), and International Business Machines Corporation (“IBM”) entered into Project Work Order, No. SVM 12-GBS AMS (the “Agreement”), issued under the First Amended and Restated Master Services Agreement and the related First Amended and Restated Transaction Document No. 1, both dated November 1, 2010.  The terms of the Agreement are for IBM to provide the Company and its subsidiaries with application maintenance support services for the new customer relationship management and certain surrounding information technology systems to be utilized by its American Home Shield business unit.  The Agreement has a term of five years and, assuming services are provided for the full term of the Agreement, an estimated expenditure of approximately $13 million; however, ServiceMaster has the right to terminate the Agreement upon 90 days’ notice with no termination fee.

Item 9.01. Financial Statements and Exhibits.

(d)           The following exhibit is being furnished as part of this Report.

Exhibit No.	Description of Exhibit

10

Project Work Order, No. SVM 12-GBS AMS dated May 11, 2012, between ServiceMaster Consumer Services Limited Partnership and International Business Machines Corporation (portions omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission), issued under the First Amended and Restated Master Services Agreement and the related First Amended and Restated Transaction Document No. 1, both dated November 1, 2010.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 16, 2012	THE SERVICEMASTER COMPANY

	By:	/s/ Roger A. Cregg
Roger A. Cregg
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit No.	Description of Exhibit

10

Project Work Order, No. SVM 12-GBS AMS dated May 11, 2012, between ServiceMaster Consumer Services Limited Partnership and International Business Machines Corporation (portions omitted pursuant to a request for confidential treatment filed with the Securities and Exchange Commission), issued under the First Amended and Restated Master Services Agreement and the related First Amended and Restated Transaction Document No. 1, both dated November 1, 2010.